Exhibit 2

EXECUTION COPY

CANWEST MEDIAWORKS INC.

- and -

CWMW TRUST

- and -

CANWEST MEDIAWORKS (CANADA) INC.

- and -

CANWEST MEDIAWORKS LIMITED PARTNERSHIP

- and –

CANWEST MEDIAWORKS INCOME FUND

PRIVATIZATION AGREEMENT

May 25, 2007

TABLE OF CONTENTS

ARTICLE 1

INTERPRETATION	2

1.1 Definitions	2
1.2 Currency	7
1.3 Sections and Headings	8
1.4 Interpretation	8
1.5 Entire Agreement	8
1.6 Time of Essence	8
1.7 Applicable Law	8
1.8 Severability	8
1.9 Successors and Assigns	9
1.10 Amendment and Waivers	9
1.11 No Strict Construction	9
1.12 Statutory References	9
1.13 Business Day	9
1.14 Schedules	9

ARTICLE 2

THE TRANSACTION	9

2.1 Transaction Steps	9
2.2 Allocation of Income and Capital Gains to Unitholders	11
2.3 Fiduciary Duty	12
2.4 Information Circular; Meeting	12
2.5 Approval Under Securityholders’ Agreement	14
2.6 Closing	14

ARTICLE 3

REPRESENTATIONS AND WARRANTIES	15

3.1 Representations and Warranties of the Parties	15
3.2 Representations and Warranties of Fund	15
3.3 Representations and Warranties of Limited Partnership	16
3.4 Expiry of Representations and Warranties	17

ARTICLE 4

COVENANTS	17

4.1 Ordinary Course of Business	17
4.2 Ordinary Course Covenants of Partnership	19
4.3 Cooperation of Fund and Trust	19
4.4 Financing	20
4.5 Trustees’, Directors’ and Officers’ Insurance and Indemnities	20
4.6 Winding-Up and Termination	21
4.7 Satisfaction of Conditions	22
4.8 Consultation	22
4.9 Amendment of Performance Unit Plan	22

ARTICLE 5

CLOSING CONDITIONS	23

5.1 Mutual Conditions Precedent	23
5.2 Conditions in Favour of CanWest, General Partner and Limited Partnership	23
5.3 Conditions in Favour of Fund and Trust	24

ARTICLE 6

TERMINATION	25

6.1 Termination	25
6.2 Effect of Termination	26
6.3 Expenses	27
6.4 Remedies	27

ARTICLE 7

MISCELLANEOUS	28

7.1 Notices	28
7.2 Further Assurances	29
7.3 Limited Liability	29
7.4 Counterparts	30

- ii -

PRIVATIZATION AGREEMENT

THIS AGREEMENT is made as of the 25th day of May, 2007

BETWEEN:

CANWEST MEDIAWORKS INC., a corporation incorporated under the laws of Manitoba

(“CanWest”)

- and –

CWMW TRUST, a trust created under the laws of Ontario

(“Trust”)

- and -

CANWEST MEDIAWORKS (CANADA) INC., a corporation incorporated under the federal laws of Canada

(“General Partner”)

- and -

CANWEST MEDIAWORKS LIMITED PARTNERSHIP, a limited partnership created under the laws of Ontario by its general partner, CanWest MediaWorks (Canada) Inc.

(“Limited Partnership”)

- and –

CANWEST MEDIAWORKS INCOME FUND, a trust created under the laws of Ontario

(“Fund”)

RECITALS:

A.	CanWest and Trust are the limited partners of Limited Partnership.

B.	CanWest owns 158,262,703 Class B LP Units.

C.	Fund indirectly owns, through Trust, 55,000,000 Class A LP Units.

D.	General Partner is the general partner of Limited Partnership.

E.	CanWest owns 158,262,703 GP Shares and 914 Preferred Shares of General Partner.

F.	Fund owns 55,000,000 GP Shares and no Preferred Shares of General Partner.

G.	Subject to the terms and conditions of this Agreement: (i) Limited Partnership intends to purchase for cancellation all of the Class A LP Units; (ii) General Partner intends to purchase for cancellation all of the GP Shares held by Fund; (iii) Trust intends to redeem all of the Trust Units and to purchase for cancellation all of the outstanding aggregate principal amount of Trust Notes plus accrued and unpaid interest; and (iv) Fund intends to redeem all of the Units.

H.	Mr. Richard Leipsic, a trustee of Fund appointed by CanWest in accordance with the terms of the Fund Declaration of Trust, declared his conflict of interest in respect of the proposed transaction as the Senior Vice President and General Counsel of CanWest and did not participate in any deliberations of the board of trustees of Fund (the trustees of Fund other than Mr. Leipsic being collectively referred to as the “Fund Board”) nor vote in respect of any resolution relating to the proposed transaction.

I.	The Fund Board has determined that as of the date hereof the Transaction is fair to Unitholders and is in the best interests of Fund and Unitholders and to support the Transaction and has resolved to recommend that Unitholders vote in favour of the Special Resolution approving the Transaction at the Meeting.

THEREFORE the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement:

“Account” has the meaning ascribed thereto in the Performance Unit Plan;

“Agreement” means this agreement, including all schedules hereto, and all amendments or restatements as permitted hereunder;

“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks in the Cities of Toronto and Winnipeg are open for business during normal banking hours;

“CanWest Global” means CanWest Global Communications Corp., a corporation established under the laws of Canada;

“CanWest MediaWorks Publications” means CanWest MediaWorks Publications Inc., a corporation established under the laws of Canada;

“Class A LP Units” means the Class A units of Limited Partnership;

“Class B LP Units” means the Class B units of Limited Partnership;

“Closing” has the meaning ascribed thereto in Section 2.6;

“Closing Date” has the meaning ascribed thereto in Section 2.6;

“Commitment Letter” means the commitment letter dated as of May 25, 2007 between The Bank of Nova Scotia and Limited Partnership providing for the Short-Term Credit Facility and the other credit facilities described therein;

“Effective Time” means 10:00 a.m. (Toronto time) on the Closing Date or such other time as may be agreed to in writing by the Parties;

“Excess Distribution Amount” means the amount of any distribution declared on a Unit in a month in excess of the Monthly Distribution;

“Expense Distribution” means the distribution to be made by Limited Partnership to Trust in accordance with Section 5.3 and Section 5.4 of the Limited Partnership Agreement and Section 6.3 of this Agreement as contemplated in Section 2.1(a)(v);

“Fairness Opinion” has the meaning ascribed thereto in Section 3.2(a);

“Final Monthly Distribution” has the meaning ascribed thereto in Section 2.1(a)(v);

“Final Redemption Date” means July 12, 2007 or such other date agreed to by the Parties in writing;

“Fund Board” has the meaning ascribed thereto in the recitals;

“Fund Declaration of Trust” means the amended and restated declaration of trust of Fund made as of the 13th day of October, 2005, as that declaration of trust may be supplemented, amended, restated or replaced from time to time in accordance with its terms;

“Fund Entity” has the meaning ascribed thereto in the Performance Unit Plan;

“Fund Material Documents” means collectively: (a) the Fund Declaration of Trust; (b) the Trust Declaration of Trust; (c) the Trust Note Indenture; (c) the Securityholders’ Agreement; (d) the Liquidity and Exchange Agreement; (e) the Limited Partnership Agreement; and (f) the Performance Unit Plan;

“Governmental Entity” means any: (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (b) self-regulatory organization, stock exchange or securities market including without limitation the TSX; (c) any subdivision, agent, commission, board, or authority of any of the foregoing; or (d) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“GP Shares” means the common shares of General Partner;

“Indemnified Persons” has the meaning ascribed thereto in Section 4.5(b);

“Indemnity Agreements” have the meaning ascribed thereto in Section 4.5(b);

“Independent Committee” means the special committee of independent trustees of Fund established to consider the proposal by CanWest in connection with the Transaction, consisting of Wayne M.E. McLeod (Chair), Sheelagh D. Whittaker and The Hon. Peter M. Liba;

“Information Circular” means the notice of Meeting and the accompanying management information circular to be sent to Unitholders in connection with the Meeting, as the same may be amended, supplemented or otherwise modified in accordance with this Agreement;

“Law” or “Laws” means all codes and conventions, laws, by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees, regulatory policies or other requirements of a Governmental Entity and the terms and conditions of any permit, and the term “applicable” with respect to such Laws and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities;

“Limited Partnership Agreement” means the limited partnership agreement dated September 7, 2005 pursuant to which Limited Partnership was established, as amended and restated by an amended and restated limited partnership agreement dated October 13, 2005, as the same may be supplemented, amended, restated or replaced from time to time in accordance with its terms;

“Limited Partnership Existing Credit Facilities” means the existing $825 million non-revolving term credit facility and the $175 million revolving term credit facility of Limited Partnership;

“Liquidity and Exchange Agreement” means the liquidity and exchange agreement among Fund, Trust, General Partner, Limited Partnership and CanWest dated October 13, 2005, as the same may be supplemented, amended, restated or replaced from time to time in accordance with its terms;

“LP Unit Consideration” means an amount equal to $9.00 multiplied by the number of Units outstanding at the Effective Time;

“Material Adverse Effect” means any change, effect, event, development, occurrence or state of facts: (a) that is, or would reasonably be expected to be, material and adverse to the business, operations, results of operations, liabilities (including contingent liabilities), obligations (whether absolute, accrued, conditional or otherwise) capital, properties, assets or financial condition of Partnership; (b) that would materially impair Fund or Trust’s ability to perform their respective obligations under this Agreement in any material respect; (c) that would, or would reasonably be expected to prevent or materially impair or impede the ability of Fund to qualify as a mutual fund trust for purposes of the Tax Act or as a unit trust under paragraph 108(2)(a) of the Tax Act; or (d) that would, or would reasonably be expected to cause Fund or Trust to become subject to tax under Part X11.2 of the Tax Act; other than any change, effect, event, development, occurrence or state of facts relating to: (i) any change in general economic conditions in Canada or any change in Canadian securities, financial, banking or currency exchange markets; (ii) any change in the trading volume or market price of the Units primarily resulting from a change, effect, event, development or occurrence excluded from the definition of Material Adverse Effect under clauses (i), (iii), (iv), (v) or (vi) hereof; (iii) any change or development resulting from any act of terrorism or any outbreak of hostilities or war (or any escalation or worsening thereof) or any natural disaster; (iv) any change or development affecting the Canadian newspaper or related industries generally or the specific industries in which Partnership operates; (v) the announcement of the entering into of this Agreement or the Transaction; or (vi) any change, effect, event, development, occurrence or state of facts initiated by or at the direction of CanWest or CanWest Global, or arising as a result of the negligence or misconduct of CanWest or CanWest Global or the failure by CanWest or CanWest Global to take any action that it is required to take pursuant to any agreement between CanWest and CanWest Global, on the one hand, and Limited Partnership, Trust or Fund on the other hand; provided, however, that any such change referred to in clauses (i), (iii) or (iv) above does not primarily relate only to (or have the effect of primarily relating only to) Partnership or disproportionately adversely affect Partnership compared to other companies or other entities operating in Canada in the industries in which Partnership operates;

“material fact” has the meaning ascribed thereto under the Securities Act;

“Meeting” means the special meeting of the Unitholders, including any adjournment or postponement thereof, to be called and held to consider the Transaction;

“Misrepresentation” has the meaning ascribed thereto under the Securities Act;

“Monthly Distribution” means the regular monthly distribution to Unitholders not to exceed $0.0771 per Unit per month;

“Notice” has the meaning ascribed thereto in Section 7.1;

“Outside Date” means July 31, 2007 or such other date as agreed to in writing between the Parties;

“OSC Rule 61-501” means Ontario Securities Commission Rule 61-501 – Insider Bids, Issuer Bids, Business Combination and Related Party Transactions;

“Participant” has the meaning ascribed thereto in the Performance Unit Plan;

“Partnership” means Limited Partnership, its general partner, General Partner, and its subsidiaries, including, for greater certainty, CanWest MediaWorks Publications and any subsidiaries of CanWest MediaWorks Publications;

“Party” means a signatory to this Agreement;

“Performance Modifier” has the meaning ascribed thereto in the Performance Unit Plan;

“Performance Unit Plan” means Fund’s Performance Unit Plan effective October 11, 2005, as amended from time to time in accordance with its terms;

“Performance Units” means Performance Units granted under the Performance Unit Plan;

“Person” includes any individual, firm, partnership, limited partnership, limited liability partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, heir, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“Post-Closing Fund Trustee” has the meaning ascribed thereto in Section 4.6(a);

“Preferred Shares” means the preferred shares of General Partner;

“Redemption Units” has the meaning ascribed thereto in the Performance Unit Plan;

“Regulation Q-27” means the Autorité des marchés financiers (Quebec) Regulation 27 – Respecting Protection of Minority Securityholders in the Course of Certain Transactions;

“Securities Act” means the Securities Act (Ontario);

“Securities Regulatory Authorities” means the TSX and the appropriate securities commission or similar regulatory authority in each of the provinces and territories of Canada;

“Securityholders’ Agreement” means the securityholders’ agreement between Fund, Trust, General Partner, Limited Partnership and CanWest dated October 13, 2005, as the same may be supplemented, amended, restated, or replaced from time to time in accordance with its terms;

“Short-Term Credit Facility” means the short-term credit facility in the amount of up to $1,300,000,000 contemplated by the Commitment Letter;

“SIFT Proposals” means the changes to the taxation of publicly traded trusts announced on October 31, 2006 by the Minister of Finance and incorporated in draft legislation dated December 21, 2006 and Notice of Ways and Means Motion dated March 27, 2007;

“Special Resolution” means a Special Resolution (as defined in the Fund Declaration of Trust) of the Unitholders approving the Transaction, such resolution to be substantially in the form attached as Schedule A to this Agreement, with such modifications and amendments as may be satisfactory to Limited Partnership and Fund, acting reasonably;

“Stub Period Distribution” means if the Closing Date occurs on a date that is on or following the tenth Business Day of any month, an amount per Unit equal to the product of $0.0771 multiplied by a fraction, the numerator of which is the number of days that have elapsed in the month in which the Closing Date occurs, including the first day of the month and the Closing Date, and the denominator of which is the total number of days in the month in which the Closing Date occurs;

“Tax Act” means the Income Tax Act (Canada);

“Total Stub Period Distribution” has the meaning ascribed thereto in Section 2.1(a)(v);

“Transaction” means the transactions contemplated by this Agreement, including those described in Section 2.1;

“Transaction Consideration” means an amount equal to the Unit Redemption Price multiplied by the number of Units outstanding at the Effective Time;

“Trust Declaration of Trust” means the amended and restated declaration of trust of Trust made as of the 13th day of October, 2005 as that declaration of trust may be supplemented, amended, restated or replaced from time to time in accordance with its terms;

“Trust Note Consideration” has the meaning ascribed thereto in Section 2.1(a)(viii);

“Trust Note Indenture” means the indenture between Trust, as issuer, and Computershare Trust Company of Canada, as indenture trustee, dated October 13, 2005, which governs the Trust Notes as that indenture may be supplemented, amended, restated or replaced from time to time in accordance with its terms;

“Trust Notes” means the issued and outstanding Series 1 Notes of Trust;

“Trust Units” means the issued and outstanding trust units of Trust;

“TSX” means the Toronto Stock Exchange;

“Unitholder Approval” means: (a) approval of the Special Resolution by 66 2/3% of the votes cast by the Unitholders present in person or represented by proxy at the Meeting in accordance with the Fund Declaration of Trust; and (b) minority approval of the Special Resolution within the meaning of OSC Rule 61-501 and Regulation Q-27;

“Unitholders” means the registered or beneficial holders of the issued and outstanding Units prior to the redemption of Units contemplated in Section 2.1(b)(iii), as the context requires;

“Unit Redemption Price” means an amount per Unit equal to the sum of: (a) $9.00; and (b) the Stub Period Distribution, if any;

“Units” means the issued and outstanding trust units of Fund; and

“Valuation” has the meaning ascribed thereto in Section 3.2(b).

1.2	Currency

Unless otherwise indicated, all dollar amounts in this Agreement are expressed in Canadian funds.

1.3	Sections and Headings

The division of this Agreement into Articles and Sections, the insertion of headings and the inclusion of a table of contents are for reference purposes only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, a Section or a Schedule refers to the specified Article or Section of, or Schedule to, this Agreement.

1.4	Interpretation

In this Agreement, words importing the singular number only shall include the plural and vice versa and words importing gender shall include all genders. Wherever the word “include” or any grammatical variation appears in this Agreement, it shall be deemed to be followed by the phrase “without limitation”.

1.5	Entire Agreement

This Agreement, together with the documents to be delivered pursuant to this Agreement, constitutes the entire agreement between the Parties concerning the Transaction and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties, indemnities or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter of this Agreement except as provided in this Agreement.

1.6	Time of Essence

Time shall be of the essence of this Agreement.

1.7	Applicable Law

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the Parties shall be governed by, the Laws of the Province of Ontario and the federal Laws of Canada applicable in that province, and each Party unconditionally submits to the non-exclusive jurisdiction of the courts of the Province of Ontario.

1.8	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

1.9	Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding on, and enforceable by, the Parties and, where the context so permits, their respective successors and permitted assigns. No Party may assign any of its rights or obligations hereunder without the prior written consent of the other Parties.

1.10	Amendment and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on any Party unless consented to in writing by that Party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

1.11	No Strict Construction

The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

1.12	Statutory References

A reference to a statute includes all rules and regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation or rule which amends, replaces, supplements or supersedes any such statute or any such regulation or rule.

1.13	Business Day

Any action or payment required or permitted to be taken or made hereunder on a day that is not a Business Day may be taken or made on the next following Business Day.

1.14	Schedules

The following Schedules are attached to and form part of this Agreement:

Schedule A - Special Resolution

Schedule B - Form of Indemnity Agreement

ARTICLE 2

THE TRANSACTION

2.1	Transaction Steps

(a)	At the Effective Time the following transaction steps shall occur and be deemed to occur in the following order, and for greater certainty none of the following steps shall be deemed to occur unless all such steps shall have occurred and been completed:

(i)	The Liquidity and Exchange Agreement shall be terminated.

(ii)	The Securityholders’ Agreement shall be terminated.

(iii)	The Limited Partnership Agreement shall be amended to provide for the income allocation described in Section 2.2.

(iv)	Any other amendments to the Fund Material Documents or other agreements as contemplated by Section 4.3 shall be made.

(v)	Limited Partnership shall distribute in cash to Trust: (A) an amount equal to the Monthly Distribution, if any, for the month ending prior to the Closing Date, if such Monthly Distribution remains unpaid as of the Closing Date, multiplied by the number of Units outstanding on the record date for such Monthly Distribution (the “Final Monthly Distribution”); (B) the Expense Distribution; and (C) the Stub Period Distribution, if any, multiplied by the number of Units outstanding at the Effective Time (the “Total Stub Period Distribution”).

(vi)	Limited Partnership shall purchase for cancellation all of the issued and outstanding Class A LP Units and Class B LP Units, if any, held by Trust for an aggregate purchase price in cash equal to the LP Unit Consideration. For greater certainty, following such purchase, Trust shall cease to have any further right to receive any declared and unpaid distributions on the Class A LP Units or Class B LP Units.

(vii)	General Partner shall purchase for cancellation all of the issued and outstanding GP Shares held by Fund for an aggregate purchase price in cash of $30.00.

(viii)	Trust shall pay a cash distribution to Fund equal to the amount, if any, by which the aggregate of the: (A) Final Monthly Distribution (if any); (B) Expense Distribution; and (C) Total Stub Period Distribution (if any) exceeds the interest payable under the Trust Notes for the: (x) month ending prior to the Closing Date; and (y) month in which the Closing Date occurs.

(ix)	Trust shall purchase for cancellation all of the aggregate principal amount of the Trust Notes held by Fund for an aggregate redemption price in cash equal to the then outstanding aggregate principal amount of Trust Notes, plus accrued and unpaid interest to the Closing Date (the “Trust Note Consideration”).

(x)	Trust shall redeem and cancel all of the issued and outstanding Trust Units for an aggregate redemption price in cash equal to the amount obtained when the Trust Note Consideration is subtracted from the amount by which the aggregate of: (A) the LP Unit Consideration; and (B) the distributions received by Trust from Limited Partnership pursuant to Section 2.1(a)(v) exceeds (C) the distributions made by Trust to Fund pursuant to Section 2.1(a)(viii).

(b)	On the Final Redemption Date the following transaction steps shall occur and be deemed to occur in the following order, and for greater certainty none of the following steps shall be deemed to occur unless all such steps shall have occurred and been completed:

(i)	Fund shall pay the Final Monthly Distribution, if any, if such Final Monthly Distribution remains unpaid as of the Final Redemption Date.

(ii)	The Performance Unit Plan shall be amended as contemplated by Section 4.9, Fund Board shall terminate the Performance Unit Plan, all Performance Units in a Participant’s Account shall immediately vest and each Participant shall receive a cash payment from the Participant’s employer or Fund Entity to whom the Participant provides services in an amount per Performance Unit held by such Participant equal to the Unit Redemption Price multiplied by the applicable Performance Modifier in respect of such Performance Unit, calculated in accordance with the terms of the Performance Unit Plan as amended pursuant to Section 4.9.

(iii)	Fund shall redeem and cancel all of the issued and outstanding Units at a price in cash per Unit equal to the Unit Redemption Price. For greater certainty, Fund may deduct or withhold from the foregoing all amounts required by Law to be deducted or withheld from such payment, provided that any such amounts so deducted or withheld are remitted as required by Law.

2.2	Allocation of Income and Capital Gains to Unitholders

(a)	The income of Limited Partnership for Limited Partnership’s taxation year ending December 31, 2007 for purposes of the Tax Act shall be allocated to Trust in an amount equal to the aggregate amount of all cash distributions paid by Limited Partnership to Trust with respect to that taxation year and on or prior to the Closing Date (which distributions, for greater certainty, shall include the Expense Distribution but shall not include any portion of the amount paid by Limited Partnership on the purchase for cancellation of the Class A LP Units and Class B LP Units, if any, held by Trust).

(b)	In connection with the Transaction, Trust and Fund shall make such designations and filings for income tax purposes as may be necessary to be filed or designated on the part of Trust and Fund such that any income and capital gains realized by Trust and Fund as a result of the Transaction shall be allocated to Unitholders pro rata based on the number of Units held by them at the Effective Time and such that Trust and Fund have no taxable income as a result of the deductions permitted to each of Fund and Trust by subsection 104(6) of the Tax Act in respect of such designations.

(c)	Other than as part of the Transaction, the Parties shall not take any steps that would result in the income tax consequences to a Unitholder whose Units are redeemed as part of the Transaction being adversely affected by any transactions or events involving Trust or Fund that occur subsequent to such redemption.

2.3	Fiduciary Duty

Nothing contained herein shall be construed to require the Fund Board to take or refrain from taking any action that would be inconsistent with its obligation to properly discharge its fiduciary duties under applicable Laws and/or the Fund Declaration Trust, and the Fund Board may change its recommendation consistent with the proper discharge of its fiduciary duties, provided that Fund shall have notified Limited Partnership regarding its intention to do any of the foregoing prior to taking any steps in connection therewith. Notwithstanding the foregoing, nothing in this Section 2.3 shall limit in any way the obligation of Fund to convene and hold the Meeting in accordance with Section 2.4 of this Agreement unless this Agreement is terminated in accordance with Article 6.

2.4	Information Circular; Meeting

(a)	As promptly as reasonably practicable after the execution and delivery of this Agreement, Fund shall in consultation with Limited Partnership: (i) establish a record date for, duly call, give notice of, convene and hold the Meeting, provided that subject to Section 2.4(f), the Meeting shall be held no later than July 4, 2007; and (ii) prepare the Information Circular, together with any other documents required by the Fund Declaration of Trust and applicable Laws in connection with the Meeting. The Information Circular shall include (among other things) the recommendation of the Fund Board that Unitholders vote in favour of the Special Resolution, the Valuation and the Fairness Opinion. Limited Partnership shall be afforded a reasonable opportunity to review the Information Circular and such other documents and amendments thereto and Fund will consider (acting reasonably) all comments, provided that any statements in the Information Circular and such other documents and amendments relating solely to CanWest Global, CanWest, General Partner or Limited Partnership shall be in a form satisfactory to Limited Partnership and its advisors acting reasonably and provided further that the Special Resolution included in the Information Circular or any modifications or amendments thereto shall be in the form attached as Schedule A to this Agreement unless the consent in writing of Limited Partnership, acting reasonably, to any modification or amendment to the Special Resolution shall have been obtained. Fund will file the Information Circular and any other documentation required to be filed under applicable Laws with Securities Regulatory Authorities in all jurisdictions where the Information Circular is required to be filed by Fund and mail or cause to be mailed the Information Circular and any other documentation required to be mailed under the Fund Declaration of Trust or applicable Laws in connection with the Meeting to each Unitholder and holder of Performance Units and each other Person to whom such documents are required to be sent under applicable Laws and the Fund Declaration of Trust. CanWest, General Partner and Limited Partnership will provide such assistance as Fund may reasonably request in such regard (and in respect of any amendments to the Information Circular).

(b)	Each of Limited Partnership and Fund shall proceed diligently, in a coordinated fashion and use its reasonable commercial efforts to co-operate in the preparation of the Information Circular and of any exemptive relief applications or orders and any other documents deemed reasonably necessary by any of them to discharge their respective obligations under applicable Laws.

(c)	Each of the Parties shall furnish to Fund in writing, on a timely basis, all information as may be reasonably required to effect the foregoing actions, and each covenants that no information so furnished by it in writing in connection with those actions will contain any untrue statement of a material fact or omit to state a material fact that is required to be stated or that is necessary to make any statement not misleading in the light of the circumstances in which it was made.

(d)	Each of the Parties shall promptly notify the others if at any time before the Effective Time it becomes aware that there is a Misrepresentation in the Information Circular or that the Information Circular otherwise requires an amendment or supplement. In any such event, the Parties shall cooperate in the preparation of a supplement or amendment to the Information Circular and, if required, shall cause the same to be distributed or otherwise publicly disseminated to Unitholders, holders of Performance Units and other Persons to whom the Information Circular was required to be sent under applicable Laws and/or to be filed with the applicable Securities Regulatory Authorities.

(e)	Fund shall ensure that the Information Circular complies in all material respects with all applicable Laws and, without limiting the generality of the foregoing, that the Information Circular does not contain a Misrepresentation (except with respect to any information relating to and provided by CanWest, General Partner or Limited Partnership in writing) and provides the Unitholders with information in sufficient detail to permit them to form a reasoned judgement concerning the matters to be placed before them at the Meeting.

(f)	Other than as required for the Fund Board to comply with its fiduciary duties under applicable Laws and/or the Fund Declaration of Trust or as otherwise required by applicable Laws or the Fund Declaration of Trust, Fund shall not adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation) the Meeting without Limited Partnership’s prior written consent, acting reasonably, provided that Fund shall, subject to and in accordance with the requirements of the Fund Declaration of Trust and applicable Laws, adjourn or postpone the Meeting (including taking or causing to be taken all steps necessary to reconvene any such meeting) from time to time at Limited Partnership’s request if: (i) reasonably necessary to obtain Unitholder Approval; or (ii) determined to be desirable by Limited Partnership, acting reasonably.

(g)

If requested Fund shall deliver to, or cause to be delivered to, Limited Partnership, promptly upon written request: (i) basic lists of all registered Unitholders or other security holders of Fund showing the name and address of each holder and the number of Units, or other securities of Fund as the case may be, held by each such holder, all as shown on the records of Fund as of a date that is not more than three Business Days prior to the date of delivery of such basic lists and a list of participants in book-based clearing systems, nominee registered Unitholders, or other securities of Fund as the case may be, such as CDS&Co., and non-registered beneficial owners lists, and securities positions and other information and assistance as Limited Partnership may reasonably request in connection with the consummation of the Transaction; and (ii) from time to time, at the request of Limited Partnership, acting reasonably, updated or supplemental lists setting out any changes from the list referred to in clause (i) above in the names or addresses of the registered Unitholders or other security holders or the number of Units or other securities of Fund held by each such holder.

(h)	Fund shall solicit proxies in respect of the Special Resolution and shall be reimbursed by CanWest for any reasonable out-of-pocket expenses it incurs in connection with such solicitation. CanWest, General Partner and Limited Partnership shall be permitted, in compliance with applicable Laws, to solicit proxies on behalf of Fund in respect of the Special Resolution unless and until the Fund Board, in accordance with Section 2.3, withdraws or modifies its recommendation that Unitholders vote in favour of the Special Resolution. Fund agrees that Limited Partnership and/or CanWest may at CanWest’s expense, use the services of dealers and proxy solicitation agents acceptable to Fund, acting reasonably, to solicit proxies in favour of the Special Resolution. Fund shall be afforded a reasonable opportunity to review any scripts or related materials in connection with any such proxy solicitation and Limited Partnership will consider (acting reasonably) all comments, Limited Partnership shall advise Fund with respect to proxy solicitation reports received from such proxy solicitation agent as reasonably requested by Fund. Fund shall advise Limited Partnership and CanWest with respect to proxy solicitation results as reasonably requested by Limited Partnership or CanWest.

2.5	Approval Under Securityholders’ Agreement

The Parties agree and acknowledge that the consideration and approval of the Transaction by the Independent Committee shall be deemed to satisfy the provisions of Section 2.7 of the Securityholders’ Agreement.

2.6	Closing

The Closing (the “Closing”) will be held as soon as practicable and in any event no later than the Business Day after the satisfaction or waiver (subject to applicable Laws) of the conditions (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or, where permitted the waiver, of those conditions as of the Closing Date) set forth in Article 5, and is expected to be held on or before 10:00 a.m. (Toronto time) on July 10, 2007 or such other time or date as is agreed to in writing by the Parties (the “Closing Date”). The Closing will take place at the offices of Osler, Hoskin & Harcourt LLP, 1 First Canadian Place, 100 King Street West, Toronto, Ontario, M5X 1B8, on the Closing Date unless another place is agreed to in writing by the Parties.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Parties

Each Party hereby represents and warrants to and in favour of each other Party as follows and acknowledges that each other Party is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	It has been duly formed or incorporated, as the case may be, under applicable Law, is validly existing and has the requisite power and authority to own its properties and assets and conduct its business, as applicable, as currently owned and conducted.

(b)	It has the requisite power and authority to execute, deliver and to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by it and the consummation by it of the Transaction have been duly authorized by its board of directors (or equivalent). This Agreement has been duly executed and delivered by it and constitutes a valid and binding obligation of it enforceable against it in accordance with its terms except to the extent that enforceability of obligations and the availability of certain remedies hereunder are limited by general principles of equity or by bankruptcy, insolvency, fraudulent transfer or other Laws relating to or affecting creditors’ rights generally.

3.2	Representations and Warranties of Fund

Fund hereby represents, warrants and covenants to and in favour of each of CanWest, General Partner and Limited Partnership as follows, and acknowledges that each of CanWest, General Partner and Limited Partnership is relying upon such representations, warranties and covenants in connection with the matters contemplated by this Agreement:

(a)	the Independent Committee and Fund have received the oral opinion (the “Fairness Opinion”) of CIBC World Markets Inc., on May 25, 2007 a (true and complete copy of which, when given in writing, will be delivered to Limited Partnership by Fund), to the effect that, based upon and subject to the matters set forth therein, as at May 25, 2007 the consideration being offered to the Unitholders under the Transaction is fair from a financial point of view, to such Unitholders, and such opinion has not been withdrawn or modified at the date of this Agreement;

(b)	Fund has provided to Limited Partnership the draft formal valuation of Units dated May 25, 2007 prepared by CIBC World Markets Inc. as required pursuant to OSC Rule 61-501 and Regulation Q-27 and delivered to the Independent Committee (the “Valuation”). Fund covenants to use its reasonable best efforts to deliver to Limited Partnership the final version of the Valuation substantially in the form of the draft Valuation (including the same valuation range for the Units as contained in the draft Valuation) as soon as practicable after the date hereof and in any event by no later than May 30, 2007;

(c)	the Fund Board has determined that as of the date hereof the Transaction is fair to Unitholders and is in the best interests of Fund and Unitholders and it is in the best interests of Fund and the Unitholders to support the Transaction; and

(d)	the Fund Board has unanimously passed a resolution recommending, as of the date hereof, that Unitholders vote in favour of the Special Resolution approving the Transaction at the Meeting.

3.3	Representations and Warranties of Limited Partnership

Limited Partnership hereby represents and warrants to and in favour of each of Fund and Trust as follows, and acknowledges that each of Fund and Trust is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	none of the execution and delivery of this Agreement by Limited Partnership, the consummation by Limited Partnership of the Transaction nor compliance by Limited Partnership with any of the provisions hereof will:

(i)	violate, conflict with, or result in a breach of any provision of, require any consent or approval under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, any of the terms, conditions or provisions of: (A) the constating documents of Limited Partnership; or (B) any material contract to which Limited Partnership or any of its subsidiaries is a party, including without limitation any contract to which Limited Partnership is a party listed as a “Material Contract” in the final prospectus of Fund dated October 7, 2005, other than solely with respect to the consummation by Limited Partnership of the Transaction, the Limited Partnership Existing Credit Facilities, which will be repaid in full by Limited Partnership on the Closing Date; or

(ii)	violate any judgment, ruling, order, writ, injunction, award, decree, statute, ordinance, rule or regulation applicable to Limited Partnership or any of its subsidiaries;

(b)	CanWest, on behalf of itself, CanWest Global and their respective subsidiaries, has provided all necessary consents to the Transaction, and none of the execution and delivery of this Agreement by Fund and Trust, the termination of this Agreement in accordance with its terms, the consummation by Fund and Trust of the Transaction nor compliance by Fund or Trust with any of the provisions hereof will violate, conflict with, or result in a breach of any provision of, require any further consent or approval under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any material contract to which Fund and/or Trust, on the one hand, and Limited Partnership, CanWest and/or CanWest Global, on the other hand, is a party, including without limitation any such contract listed as a “Material Contract” in the final prospectus of Fund dated October 7, 2005, other than solely with respect to the consummation by Fund or Trust of the Transaction, the Limited Partnership Existing Credit Facilities;

(c)	it has entered into the Commitment Letter and delivered to Fund and Trust a true and correct copy of the Commitment Letter;

(d)	the Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Limited Partnership, except to the extent that enforceability of obligations and the availability of certain remedies are limited by general principles of equity or by bankruptcy, insolvency, fraudulent transfer or other Laws relating to or affecting creditors’ rights generally, and is in full force and effect as of the date hereof;

(e)	the Short-Term Credit Facility will, when funded in accordance with its terms, together with existing cash balances of Limited Partnership, be sufficient to permit Limited Partnership to pay the aggregate LP Unit Consideration payable pursuant to this Agreement, to repay the Limited Partnership Existing Credit Facilities and to pay related fees and expenses;

(f)	Limited Partnership has fully paid any and all commitment fees or other fees required by the Commitment Letter that have come due as of the date hereof;

(g)	no event has occurred as of the date hereof which constitutes a default on the part of Limited Partnership or any of its subsidiaries under the Commitment Letter;

(h)	except for the conditions set forth in the Commitment Letter, there are no other conditions precedent to the Short-Term Credit Facility, and as of the date hereof, Limited Partnership has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Commitment Letter.

3.4	Expiry of Representations and Warranties

All representations and warranties contained in this Agreement and in all certificates delivered pursuant to this Agreement shall terminate on the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

ARTICLE 4

COVENANTS

4.1	Ordinary Course of Business

Each of Fund and Trust hereby agrees that until the earlier of the Effective Time and the date on which this Agreement has been terminated in accordance with its terms and except to the extent otherwise specifically contemplated by this Agreement or required by Law, unless consented to in writing by Limited Partnership (such consent not to be unreasonably withheld):

(a)	it shall act in the ordinary course consistent with past practice;

(b)	it shall not:

(i)	issue, or commit to issue, any Units, Trust Units or Trust Notes, or other ownership interest in Fund or in Trust (including debt securities), except as required on the due exercise of any outstanding exchangeable securities or other rights or except as required by Fund Declaration of Trust, Trust Declaration of Trust, the Liquidity and Exchange Agreement or the Performance Unit Plan;

(ii)	grant, or commit to grant, any options, warrants, exchangeable securities, convertible securities or rights to subscribe for, purchase or otherwise acquire, exchange into or convert into any Units, Trust Units or Trust Notes or other ownership interest in Fund or in Trust;

(iii)	directly or indirectly redeem, purchase or otherwise acquire or commit or offer to redeem, purchase or otherwise acquire any Unit, Trust Unit, Trust Note or other ownership interest in Fund or Trust, except as may be required under Fund Declaration of Trust, Trust Declaration of Trust or the Liquidity and Exchange Agreement;

(iv)	(A) grant to any trustee, officer, director or employee of Fund or of Trust an increase in compensation in any form, except in the ordinary course consistent with past practice and except for payments made to members of the Independent Committee in consideration for their service on such committee not to exceed $50,000 in aggregate per trustee; (B) grant any general salary increase, except in the ordinary course of business consistent with past practice; (C) commit to or make any loan to any trustee of Fund or Trust; (D) take any action with respect to the grant of any bonus or similar payment or benefit to, or grant any severance, retention, retirement, change of control or termination payment to or enter into any employment agreement with any trustee of Fund or Trust or enter into any change of control or retention arrangement, except in the ordinary course of business; (E) increase any benefits payable under its current severance, change of control or termination pay policies; or (F) adopt or amend in any material respect or make any voluntary contribution to any pension plan;

(v)	(A) (x) adopt any new retention, bonus or similar plan for the benefit of trustees; or (y) amend, modify or vary the Performance Unit Plan, or any of the Performance Units or other benefits or entitlements granted thereunder; or (B) subject to Section 4.1(b)(iv)(A), make any payments to trustees not consistent with past practice;

(vi)

increase the Monthly Distribution or increase any distribution, dividend payment, or declare, set aside, or pay any dividend or make any other distribution (other than, subject to Section 4.1(b)(vii), the Monthly Distribution in the ordinary course of business consistent with past practice) or payment (whether in cash, shares units or property) or change the current record or payment date for the Monthly Distribution except for: (A) any dividend or distribution required to be made by Trust in connection with the Monthly Distribution; (B) any payment or distribution required by the Fund Declaration of Trust to be made, whether on a redemption of the Units or otherwise, in accordance with its terms, and (C) any cash payment made in connection with the redemption of the Units or the termination of Fund or Trust as contemplated by this Agreement; and (D) distribution by Trust to Fund of the Expense Distribution received by Trust from Limited Partnership pursuant to Section 6.3 of this Agreement;

(vii)	in the event Unitholder Approval has been obtained, declare, set aside, pay or make any Monthly Distribution other than the Monthly Distribution for the month ending prior to the Closing Date; or

(viii)	declare any Excess Distribution Amount.

4.2	Ordinary Course Covenants of Partnership

Each of Limited Partnership and General Partner hereby agrees that until the earlier of the Effective Time and the date on which this Agreement has been terminated in accordance with its terms and except to the extent otherwise specifically contemplated by this Agreement or required by Law, unless consented to in writing by the Fund Board (such consent not to be unreasonably withheld):

(a)	it shall, and shall cause each of its subsidiaries, including, for greater certainty, CanWest MediaWorks Publications and any subsidiaries of CanWest MediaWorks Publications, to conduct its and their respective business only in and not take or omit to take any action except in, the usual, ordinary and regular course of business consistent with past practice; and

(b)	without limiting the generality of the foregoing, it shall take all reasonable commercial efforts to ensure, to the extent that it is within its ability to do so, that a Material Adverse Effect does not occur.

4.3	Cooperation of Fund and Trust

(a)	Each of Fund and Trust agree to cooperate with CanWest, General Partner and Limited Partnership with respect to any tax planning or tax structuring proposed by any of CanWest, General Partner or Limited Partnership in connection with the Transaction, to the extent such tax planning or tax structuring does not cause prejudice or result in any additional costs (unless such costs are paid or otherwise indemnified by CanWest) to Fund or Trust or the Unitholders.

(b)	Each of the Parties agree to assist and co-operate with each other, and to take appropriate steps to amend and/or terminate, the Fund Material Documents or any other agreement or instrument as may be necessary or desirable in any Party’s judgment, acting reasonably, in order to permit the Transaction to be completed as contemplated by this Agreement and as otherwise may be necessary or desirable to give effect to the Transaction.

4.4	Financing

Limited Partnership shall use commercially reasonable efforts to obtain and effect the Short-Term Credit Facility on the terms set forth in the Commitment Letter. Without limiting the generality of the foregoing, Limited Partnership will satisfy, on a timely basis, all covenants, terms, representations and warranties applicable to Limited Partnership in the Commitment Letter that are within its control and enforce its rights under the Commitment Letter. Limited Partnership will keep the Fund Board informed with respect to all material activity concerning the status of the Short-Term Credit Facility and will give the Fund Board prompt notice of any material change with respect to the Short-Term Credit Facility. Without limiting the generality of the foregoing, Limited Partnership agrees to notify the Fund Board promptly, and in any event within one Business Day, if at any time prior to the Effective Time: (i) the Commitment Letter expires or terminates for any reason, (ii) any event occurs that, with or without notice, lapse of time or both, would individually or in the aggregate, constitute a default or breach on the part of Limited Partnership or any of its subsidiaries under the Commitment Letter or any definitive agreement or documentation relating thereto, or if Limited Partnership has any reason to believe that it will be unable to satisfy, on a timely basis, any term or condition of the Short-Term Credit Facility, or (iii) any financing source that is a party to the Commitment Letter advises Limited Partnership, whether orally or in writing, that such source either no longer intends to provide or underwrite the Short-Term Credit Facility on the terms set forth in the Commitment Letter, or requests amendments to the Commitment Letter that are or may be materially adverse to the timely completion by Limited Partnership of the Transaction.

4.5	Trustees’, Directors’ and Officers’ Insurance and Indemnities

(a)	Notwithstanding any other term of this Agreement, Fund shall be permitted to secure pre-paid non-cancellable trustees’, directors’ and officers’ liability insurance coverage, equivalent to the insurance coverage currently applicable to such individuals, for the current and former trustees, directors and officers of Fund or Trust on a six year “trailing” (or “run-off”) basis; and Limited Partnership agrees to reimburse Fund for the cost of such insurance coverage.

(b)	From and after the Effective Time, Limited Partnership shall indemnify the current and former trustees of Fund and Trust, and any such individuals that were also directors or officers of General Partner or any subsidiaries of Limited Partnership or its subsidiaries (collectively, the “Indemnified Persons”), to substantially the same extent to which such Indemnified Persons are indemnified by Fund and Trust (and, as applicable, General Partner or any subsidiaries of Limited Partnership or its subsidiaries) as of the date hereof, including the indemnities set out in the Fund Declaration of Trust and the Trust Declaration of Trust, for liabilities and obligations of Fund and Trust and for acts or omissions occurring on or prior to, or at or after, the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and consummation of the Transaction), and Limited Partnership will execute and deliver an indemnity agreement on or prior to the Effective Time with each of the Indemnified Persons (collectively, the “Indemnity Agreements”), substantially in the form of the indemnity agreement in Schedule B, to evidence this obligation and such indemnity agreement shall be in addition to the existing indemnities from Fund, Trust, General Partner, Limited Partnership or any of their subsidiaries.

(c)	The provisions of this Section 4.5 are intended to be for the benefit of, and will be enforceable by, each individual referred to therein, his or her heirs and successors and his or her legal representatives and, for such purpose, Limited Partnership hereby confirms that it is acting as agent on their behalf.

(d)	If Limited Partnership or any of its successors or assigns shall at any time prior to the later of: (i) six years from the Effective Time; and (ii) the date on which any outstanding claims against the Indemnified Persons for which indemnification has been sought under the terms hereof have been fully and finally resolved, have net realizable assets of less than $60 million, then CanWest and Limited Partnership shall make proper provision so that a Person with net realizable assets of not less than $60 million shall assume all of the obligations of Limited Partnership set forth in the Indemnity Agreements and this Section 4.5 and for greater certainty, the foregoing obligation shall terminate on the last day of the foregoing period.

(e)	The provisions of this Section 4.5 shall survive the termination of this Agreement as a result of the occurrence of the closing of the Transaction.

4.6	Winding-Up and Termination

(a)	The Parties acknowledge that immediately prior to the redemption and cancellation of the issued and outstanding Units contemplated by Section 2.1(b)(iii), Fund will have no material assets other than the Transaction Consideration and will have no material liabilities other than costs, expenses and liabilities associated with such redemption and cancellation and the subsequent winding up and termination of Fund. The Parties further acknowledge that effective immediately following the Effective Time, all members of the Fund Board (including for these purposes, Mr. Richard Leipsic) shall resign and that Limited Partnership shall designate in writing a Person (the “Post-Closing Fund Trustee”) which shall be appointed effective following the Effective Time and immediately prior to the resignation of the Fund Board (including for these purposes, Mr. Richard Leipsic) and shall agree to act as trustee of Fund. All liabilities associated with such redemption and cancellation and all costs, expenses and liabilities associated with the subsequent winding up and termination of Fund shall be the responsibility of Limited Partnership and/or Post-Closing Fund Trustee.

(b)	The Parties acknowledge that immediately after the redemption and cancellation of the issued and outstanding Trust Units contemplated by Section 2.1(a)(x), Trust will have no material assets and will have no material liabilities other than costs, expenses and liabilities associated with such redemption and cancellation and the subsequent winding up and termination of Trust. All liabilities associated with such redemption and cancellation and all costs, expenses and liabilities associated with the subsequent winding up and termination of Trust shall be the responsibility of Limited Partnership. Limited Partnership agrees to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable in order to complete all administrative matters necessary or advisable to properly wind-up Trust.

(c)	Fund and Trust have delivered to Limited Partnership a good faith estimate of their transaction expenses as of the Closing and shall deliver a further good faith estimate of such expenses to Limited Partnership three Business Days prior to Closing.

4.7	Satisfaction of Conditions

Each Party shall use its reasonable commercial efforts to satisfy the conditions contained in Article 5 and shall take such measures as are lawful and within its power or control to implement the Transaction as of the Effective Time in accordance with the terms of this Agreement.

4.8	Consultation

The Parties agree to consult with each other wherever practicable in issuing any press releases or otherwise making public statements with respect to this Agreement, the Transaction and in making any filing with any Governmental Entity with respect thereto. Subject to applicable Laws, each Party shall use its reasonable commercial efforts to enable the other Party to review and comment on all such press releases prior to the release thereof and shall enable the other Party to review and comment on such filings prior to the filing thereof. CanWest and Fund agree to issue jointly a press release with respect to the execution of this Agreement as soon as practicable in a form acceptable to both of them. CanWest and Fund each agrees to file a copy of this Agreement with the relevant Securities Regulatory Authority as required by applicable Laws. Subject to the terms and conditions hereof, each Party agrees not to make any public statement that is inconsistent with such press release.

4.9	Amendment of Performance Unit Plan

The Fund Board shall amend the Performance Unit Plan at the Final Redemption Date as follows:

(a)	by including the following new definition in Section 1.2: “Final Redemption Date” has the meaning ascribed to that term in the Privatization Agreement dated May 25, 2007 between CanWest MediaWorks Inc., CWMW Trust, CanWest MediaWorks (Canada) Inc., CanWest MediaWorks Limited Partnership and CanWest MediaWorks Income Fund;

(b)	by replacing the definition of “Performance Period” in Section 1.2(y) with the following: “Performance Period” means, in respect of each grant of Performance Units, the period from the Award Date up to and including the Final Redemption Date;

(c)	by replacing the definition of “Redemption Date” in Section 1.2(cc) with the following “Redemption Date” means, in respect of any Redemption Unit, the Final Redemption Date; and

(d)	Notwithstanding Section 6.1 or any other provision of the Performance Unit Plan, each Participant shall be paid a cash payment equal to the Unit Redemption Price for each Redemption Unit credited to the Participant on the Final Redemption Date, with such amount to be paid on the Final Redemption Date by the Participant’s employer or the Fund Entity to whom the Participant provides services, and after such payment the Participant shall no longer have any rights under the Performance Unit Plan. For greater certainty, the Participant’s employer or the Fund Entity to whom the Participant provides services, as the case may be, may deduct or withhold from such payment all amounts required by applicable Laws to be deducted or withheld from such payment, provided that any such amounts so deducted or withhold are remitted as required by applicable Laws.

ARTICLE 5

CLOSING CONDITIONS

5.1	Mutual Conditions Precedent

The obligations of CanWest, General Partner and Limited Partnership on the one hand, and Fund and Trust, on the other hand, hereunder are subject to the satisfaction at or before the Effective Time of the following conditions any of which may only be waived in writing by the mutual consent of CanWest, General Partner and Limited Partnership on the one hand, and Fund and Trust, on the other hand:

(a)	Unitholder Approval shall have been obtained; and

(b)	no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect and has the effect of making the Transaction illegal or otherwise preventing or prohibiting the consummation of the Transaction.

5.2	Conditions in Favour of CanWest, General Partner and Limited Partnership

The obligations of CanWest, General Partner and Limited Partnership hereunder are subject to the satisfaction at or before the Effective Time of the following conditions for the exclusive benefit of CanWest, General Partner and Limited Partnership, any of which may be waived in writing by CanWest, General Partner and Limited Partnership, collectively:

(a)	the representations and warranties of each of Fund and Trust contained in this Agreement shall be true and correct at the Effective Time with the same force and effect as if such representations and warranties were made at and as of such time (except to the extent that any such representation or warranty by its terms, is expressly limited to a specific date, in which case, as of such specific date) and a certificate dated the Closing Date to that effect shall have been signed on behalf of each of Fund and Trust and without personal liability by two trustees of each such Person and delivered to CanWest, Limited Partnership and General Partner, each such certificate to be in form and substance satisfactory to CanWest, Limited Partnership and General Partner, acting reasonably;

(b)	each of Fund and Trust shall have complied in all material respects with and performed in all material respects its obligations, covenants and agreements hereunder that are to be complied with or performed at or before the Effective Time, and a certificate dated the Closing Date to that effect shall have been signed on behalf of each of Fund and Trust and without personal liability by two trustees of each such Person and delivered to CanWest, Limited Partnership and General Partner, each such certificate to be in form and substance satisfactory to CanWest, Limited Partnership and General Partner, acting reasonably;

(c)	Limited Partnership shall have received the funds from the Short-Term Credit Facility in the amount contemplated by the Commitment Letter to be delivered as of the Closing Date on the terms and conditions set forth therein;

(d)	there shall not have occurred or exist a Material Adverse Effect;

(e)	Limited Partnership shall not have determined, acting reasonably and based on the opinion of counsel, that the SIFT Proposals will apply to Fund so as to result in additional tax payable by Fund prior to January 1, 2011;

(f)	there shall not be pending or threatened in writing any bona fide suit, action or proceeding by any Governmental Entity or any other Person: (i) seeking to prohibit or restrict the consummation of the Transaction or seeking to obtain from the Parties any material damages directly or indirectly in connection with the Transaction; or (ii) that is reasonably likely to have a Material Adverse Effect; and

(g)	each of the members of the Fund Board, and each of such individuals who is also a trustee of Trust and/or who is also a director of General Partner, shall have resigned from each of such positions effective immediately after the Effective Time and in the case of the Fund, the Post Closing Fund Trustee shall have been duly appointed, as sole trustee, effective immediately after such applicable resignations.

CanWest, General Partner and Limited Partnership may not rely upon the failure to satisfy any of the conditions precedent in Section 5.2 if the condition precedent would have been satisfied but for a material default by any of CanWest, General Partner or Limited Partnership in complying with its obligations set forth in this Agreement.

5.3	Conditions in Favour of Fund and Trust

The obligations of Fund and Trust hereunder are subject to the satisfaction at or before the Effective Time of the following conditions for the exclusive benefit of Fund and Trust, any of which may be waived in writing by Fund and Trust, collectively:

(a)

the representations and warranties of each of CanWest, Limited Partnership and General Partner set forth in: (i) Section 3.1 of this Agreement shall be true and correct; and (ii) all other Sections of this Agreement shall be true and correct except to the extent that any such breach would not individually or in the aggregate reasonably be expected to have a material adverse effect on the ability of any of CanWest, Limited Partnership or General Partner to consummate the Transactions, in the case of each of clauses (i) and (ii) at the Effective Time with the same force and effect as if such representations and warranties were made at and as of such time (except to the extent that any such representation or warranty by its terms, is expressly limited to a specific date, in which case, as of such specific date) and a certificate dated the Closing Date to that effect shall have been signed on behalf of each of CanWest, Limited Partnership and General Partner and without personal liability by two senior officers of each such Person and delivered to Fund and Trust, each such certificate to be in form and substance satisfactory to Trust and Fund, acting reasonably;

(b)	each of CanWest, Limited Partnership and General Partner shall have complied in all material respects with and performed in all material respects its obligations, covenants and agreements hereunder that are to be complied with or performed at or before the Effective Time, and a certificate dated the Closing Date to that effect shall have been signed on behalf of each of CanWest, Limited Partnership and General Partner and without personal liability by two senior officers of each such Person and delivered to Trust and Fund, each such certificate to be in form and substance satisfactory to Trust and Fund, acting reasonably;

(c)	the Indemnity Agreements shall have been duly and validly executed and delivered by Limited Partnership; and

(d)	Limited Partnership shall have made arrangements satisfactory to Fund and Trust, acting reasonably, to deposit with Fund, or such Person as Fund may direct, the Transaction Consideration.

Fund and Trust may not rely upon the failure to satisfy any of the conditions precedent in Section 5.3 if the condition precedent would have been satisfied but for a material default by any of Fund or Trust in complying with its obligations set forth in this Agreement.

ARTICLE 6

TERMINATION

6.1	Termination

This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Special Resolution by Unitholders) and, for greater certainty, may not be terminated following the Effective Time:

(a)	by mutual written consent of CanWest and Fund duly authorized by the board of directors of CanWest and the Fund Board;

(b)	by either CanWest or Fund if the Effective Time shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any Party whose failure to fulfill any representation, warranty, obligation, covenant or agreement set forth in this Agreement or other action has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c)	by either CanWest or Fund if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect and has the effect of making the Transaction illegal or otherwise preventing or prohibiting the consummation of the Transaction;

(d)	by either CanWest or Fund if Unitholder Approval is not obtained at the Meeting or at any adjournment or postponement thereof;

(e)	by CanWest if the Fund Board fails to recommend the Special Resolution, withdraws or modifies in a manner adverse to CanWest, General Partner or Limited Partnership its approval or recommendation of the Special Resolution, this Agreement or the Transaction or shall fail to reaffirm such approval or recommendation within three Business Days of receipt of any written request to do so by CanWest;

(f)	by CanWest if there shall have occurred or exist a Material Adverse Effect or if Limited Partnership shall have determined, acting reasonably and based on the opinion of counsel, that the SIFT Proposals will apply to Fund so as to result in additional tax payable by Fund prior to January 1, 2011;

(g)	by CanWest, if there has been a breach of or failure to perform any representation, warranty, obligation, covenant or agreement on the part of Fund or Trust set forth in this Agreement, which breach or failure to perform would cause the conditions set forth in Section 5.2 not to be satisfied on or by the Outside Date; or

(h)	by Fund, if there has been a breach of or failure to perform any representation, warranty, obligation, covenant or agreement on the part of CanWest, General Partner or Limited Partnership set forth in this Agreement, which breach or failure to perform would cause the conditions set forth in Section 5.3 not to be satisfied on or by the Outside Date.

6.2	Effect of Termination

(a)	In the event of the termination of this Agreement pursuant to Section 6.1, written notice thereof shall forthwith be given by the terminating Party to the other Parties specifying the provision pursuant to which such termination is made.

(b)	In the event of the valid termination of this Agreement by CanWest or Fund as provided in Section 6.1, this Agreement shall forthwith become void and have no further effect, and there shall be no liability or further obligation on the part of either CanWest, General Partner or Limited Partnership and their respective trustees, directors or officers, on the one hand, or Fund or Trust and their respective trustees, directors or officers, on other hand, hereunder, except that the provisions of Section 6.3 (Expenses) shall remain in full force and effect and shall survive any such termination, and liability for any prior breach of this Agreement shall not be affected.

6.3	Expenses

Each Party shall bear and pay all costs, expenses and fees incurred by it in connection with the Transaction; provided, however, that in the event that Fund is not in default of its obligations under this Agreement in any material respect, Limited Partnership shall make an Expense Distribution in accordance with Sections 5.3 and Section 5.4 of the Limited Partnership Agreement to Trust in accordance with Section 2.1 in an amount sufficient to allow Fund to pay the reasonable and documented fees and out-of-pocket expenses of CIBC World Markets Inc. in respect of the Valuation and in respect of the Fairness Opinion and the reasonable and documented out-of-pocket costs reasonably incurred by Fund in connection with the Transaction, provided further, however, that: (a) in addition to its payment obligations in respect of the solicitation of proxies at CanWest’s expense under Section 2.4(h), in the event that Fund is not in default of its obligations under this Agreement in any material respect, Unitholder Approval is obtained at the Meeting, and Closing does not occur as a result of: (i) the failure of the condition set out in Section 5.2(c) to be satisfied; or (ii) a breach or failure to perform any representation, warranty, obligation, covenant or agreement on the part of CanWest, General Partner or Limited Partnership set forth in this Agreement, then CanWest shall reimburse Limited Partnership for all reasonable and documented out-of-pocket costs reasonably incurred by Limited Partnership in connection with the Transaction, including the reasonable and documented fees and out-of-pocket expenses of CIBC World Markets Inc. in respect of the Valuation and in respect of the Fairness Opinion and (b) in the event that the Fund Board, in accordance with Section 2.3, withdraws or modifies its recommendation that Unitholders vote in favour of the Special Resolution because (i) CIBC World Markets Inc. has rescinded, withdrawn, materially changed or failed to confirm on request of Fund, its opinion that the consideration to be paid to Unitholders under the Transaction is fair, from a financial point of view, to the Unitholders, or (ii) there shall have been a change or proposed change in the income tax Laws of Canada or the interpretation or administration thereof, which change would, in the reasonable opinion of the Fund Board, amend, supersede, replace or delay the implementation of the SIFT Proposals in any material respect or otherwise materially change or alter the tax consequences of the Transaction to Unitholders, and CanWest does not terminate this Agreement in accordance with Section 6.1(e), CanWest shall reimburse Limited Partnership for all reasonable and documented expenses, reasonably incurred by Limited Partnership or reasonably incurred by Fund after the time that the Fund Board withdraws or modifies its recommendation.

6.4	Remedies

The Parties acknowledge and agree that an award of money damages may be inadequate for any breach of this Agreement by any Party and any such breach would cause the non-breaching Parties irreparable harm. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by one of the Parties, the non-breaching Parties will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the Parties.

ARTICLE 7

MISCELLANEOUS

7.1	Notices

Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile or e-mail:

(a)	if to CanWest:

3100 CanWest Global Place

201 Portage Avenue

Winnipeg, MB R3B 3L7

Attention: Fax number: E-mail:	Richard Leipsic, Senior Vice President and General Counsel (204) 947-9841 rleipsic@canwest.com with a copy to:

Osler, Hoskin & Harcourt LLP

1 First Canadian Place, Box 50

Toronto, ON M5X 1B8

Attention: Fax number: E-mail:	Douglas Marshall (416) 862-6666 dmarshall@osler.com

(b)	if to General Partner or Limited Partnership:

1450 Don Mills Road

Toronto, ON M3B 2X7

Attention: Fax number:	President and Chief Executive Officer (416) 446-5423

with a copy to:

Osler, Hoskin & Harcourt LLP

1 First Canadian Place, Box 50

Toronto, ON M5X 1B8

Attention: Fax number: E-mail:	Douglas Marshall (416) 862-6666 dmarshall@osler.com

(c)	if to Fund or Trust:

1450 Don Mills Road

Toronto, ON M3B 2X7

Attention: Fax number:	The Trustees (416) 446-5423

with a copy to:

Stikeman Elliott LLP,

5300 Commerce Court West

199 Bay Street

Toronto, ON M5L 1B9

Attention: Fax number: E-mail:	Simon Romano and Sean Vanderpol (416) 947-0866 sromano@stikeman.com and svanderpol@stikeman.com

Any Notice delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day.

Any Party may, from time to time, change its address by giving Notice to the other Parties in accordance with the provisions of this Section.

7.2	Further Assurances

Each Party shall, from time to time, and at all times hereafter, at the request of another Party, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall reasonably be required in order to fully perform and carry out the terms and intent hereof.

7.3	Limited Liability

Each of the Parties hereto acknowledges that the obligations of Fund and Trust under this Agreement shall not be personally binding upon any of the trustees of Fund or Trust, any registered or beneficial holder of securities in such holder’s capacity as such or any beneficiary under a plan of which a holder of such securities acts as a trustee in such holder’s capacity as such or carrier, and that resort shall not be had to, nor shall recourse be sought from, any of the foregoing or the private property of any of the foregoing in respect of any indebtedness, obligation or liability of Fund or Trust arising hereunder, and recourse for such indebtedness, obligations or liabilities of Fund or Trust shall be limited to, and satisfied only out of, the respective assets held in trust pursuant to the Fund Declaration of Trust or Trust Declaration of Trust, as applicable. Each of the Parties hereto further acknowledges that the liability of the limited partners of Limited Partnership is limited by applicable Laws governing limited partnerships.

7.4	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which shall together constitute one and the same instrument. The Parties may rely on copies of this Agreement which are delivered by telecopier or Portable Document Format (PDF) as if such copies were originals.

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be duly executed as of the date first written above.

CANWEST MEDIAWORKS INC.		CWMW TRUST

By:	/s/ John Maguire	By:	/s/ John Maguire
Name:	John Maguire	Name:	John Maguire
Title:	Chief Financial Officer	Title:	Trustee

By:	/s/ Thomas Strike	By:	/s/ Thomas Strike
Name:	Thomas Strike	Name:	Thomas Strike
Title:	President, CanWest MediaWorks International	Title:	Trustee

CANWEST MEDIAWORKS (CANADA) INC.		CANWEST MEDIAWORKS LIMITED PARTNERSHIP by its General Partner, CanWest MediaWorks (Canada) Inc.

By:	/s/ John Maguire	By:	/s/ John Maguire
Name:	John Maguire	Name:	John Maguire
Title:	Director	Title:	Director

By:	/s/ Thomas Strike	By:	/s/ Thomas Strike
Name:	Thomas Strike	Name:	Thomas Strike
Title:	Director	Title:	Director

CANWEST MEDIAWORKS INCOME FUND

By:	/s/ Sheelagh Whittaker
Name:	Sheelagh Whittaker
Title:	Trustee

By:	/s/ Wayne McLeod
Name:	Wayne McLeod
Title:	Trustee

SCHEDULE A

FORM OF SPECIAL RESOLUTION

BE IT RESOLVED as a Special Resolution that:

1.	The transactions contemplated in the privatization agreement (the “Privatization Agreement”) among CanWest MediaWorks Inc., CWMW Trust, CanWest MediaWorks (Canada) Inc., CanWest MediaWorks Limited Partnership (the “Limited Partnership”) and CanWest MediaWorks Income Fund (the “Fund”) dated May 25, 2007 (as it may be or may have been amended in accordance with its terms), including without limitation the indirect sale of substantially all of the assets of the Fund to the Limited Partnership and the amendments to the Fund Material Documents contemplated thereby, are hereby approved, ratified and confirmed in all respects;

2.	The proposed amendments to the Fund Declaration of Trust as set forth in Exhibit “A” are hereby approved and authorized, effective as of the Effective Time. Any two trustees of the Fund are authorized, without further notice to or approval of the Unitholders, to approve such other amendments to the Fund Declaration of Trust or amendments to or terminations of any other Fund Material Document or any other agreement or instrument as may be necessary or desirable in their discretion in order to permit the transactions contemplated in the Privatization Agreement and as otherwise may be necessary or desirable in their discretion in order to give effect to the transactions contemplated in the Privatization Agreement or in order to give effect to this Special Resolution. Without limiting the generality of the foregoing, the provisions of Section 5.3 of the Fund Declaration of Trust shall not apply so as to require the Trustees to declare any distribution in contravention of the terms of the Privatization Agreement or prevent the Trustees from declaring any distribution that is contemplated by the terms of the Privatization Agreement;

3.	Any two trustees of the Fund be and are hereby authorized and directed to execute on behalf of the Fund and to deliver and to cause to be delivered, all such documents, agreements and instruments and to do or cause to be done all such other acts and things as they shall determine to be necessary or desirable in order to carry out the intent of the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such documents, agreements or instruments or the doing of any such act or thing;

4.	Notwithstanding that this resolution has been passed by the Unitholders, the board of trustees of the Fund, are authorized, without further notice to or approval of the Unitholders: (a) to amend the Privatization Agreement to the extent permitted by the Privatization Agreement; and/or (b) to terminate the Privatization Agreement and to not proceed with the Transaction to the extent permitted by the Privatization Agreement; and

5.	All capitalized terms not otherwise defined in this Special Resolution have the meanings ascribed thereto in the Information Circular.

EXHIBIT “A” TO SCHEDULE A

AMENDMENTS TO FUND DECLARATION OF TRUST

Section 1.1. – Definitions shall be amended to include the following:

“Closing Date” has the meaning ascribed thereto in the Privatization Agreement;

“Final Redemption” means the redemption of all outstanding Trust Units in consideration of payment of the Unit Redemption Price per Trust Unit;

“Final Redemption Date” means July 12, 2007 or such other date as agreed to in writing by the parties to the Privatization Agreement;

“Privatization Agreement” means the privatization agreement dated May 25, 2007 between CanWest, the Intermediary Trust, the General Partner, the Partnership and the Trust, as amended from time to time in accordance with its terms.

“Unit Redemption Price” has the meaning ascribed thereto in the Privatization Agreement;

“Transaction” means the transactions contemplated in the Privatization Agreement; and

“Trustee” means a person who is, in accordance with the provisions hereof, a trustee of the Trust at that time, including without limitation so long as he she or it remains a trustee, and “Trustees” means, at any time, all of the persons, each of whom is at that time a Trustee.

Section 6.6 – Cancellation of all Redeemed Trust Units shall be deleted and replaced with the following:

Section 6.6 – Redemption of Trust Units by the Trust

(a) With the intent that the Trust be wound-up in accordance with section 14.2, the Trust shall complete the Final Redemption, without further act or formality, on the Final Redemption Date.

(b) The Trust shall cause to be forwarded a cheque by first class mail or a wire transfer in Canadian currency representing the Unit Redemption Price required to be made to each Trust Unitholder pursuant to Section 6.6(a). Payments made by the Trust of the applicable Unit Redemption Price are conclusively deemed to have been made upon the mailing of a cheque in a postage prepaid envelope addressed to the Trust Unitholder unless such cheque is dishonoured upon presentment or upon transmission of a wire transfer, as applicable. Upon such payment, the Trust shall be discharged from all liability to the former Trust Unitholder in respect of the Trust Units so redeemed. Under no circumstances will interest be paid to any holder on any payment to be made hereunder, regardless of any delay in making such payment.

(c) The Trust and its agents shall be entitled to deduct and withhold from any consideration payable to any Trust Unitholder as a consequence of the Final

Redemption, such amounts as the Trust or any agent is required or permitted to deduct and withhold with respect to such payment under the Tax Act, the Code or any other provision of provincial, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Trust Unitholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

(d) Where the Trust redeems Trust Units in connection with the Final Redemption on the Final Redemption Date, the Trustees may, in their sole discretion, designate to the Trust Unitholders any income or capital gain realized by the Trust as a result of the Transaction and paid or made payable to the Trust Unitholders upon the redemption of their Trust Units.

Section 6.7 – Cancellation of all Redeemed Trust Units shall be added and read as follows:

All Trust Units that are redeemed under this Article 6 shall be cancelled as of 12:01 a.m. on the Final Redemption Date and such Trust Units shall no longer be outstanding and shall not be reissued.

Section 7.1 – Number of Trustees shall be replaced with the following:

There shall be at all times no fewer than one (1) and no more than ten (10) Trustees, with the number of Trustees from time to time within such range being fixed by the Trustees; provided that until otherwise so determined, the number of Trustees shall be one (1).

Section 7.6 – Quorum shall be deleted and replaced with the following:

The quorum for the transaction of business at any meeting of the Trustees shall consist of a majority of the number of Trustees then holding office, and, notwithstanding any vacancy among the number of Trustees, a quorum of Trustees may exercise all of the powers of the Trustees. In the event that only one Trustee has been appointed in accordance with this Declaration of Trust, a quorum shall consist of one Trustee.

Section 8.1 — Qualification of Trustees shall be amended to delete “(c) a person who is not an individual” as being disqualified from being a Trustee of the Trust;

The second paragraph of section 8.5 – Ceasing to Hold Office shall be deleted and replaced with the following:

A resignation of a Trustee becomes effective at the time a written resignation is sent to the Trust, or at the time specified in the resignation, whichever is later.

Section 11.2 – Notification of Amendment shall be deleted and replaced with the following:

As soon as shall be practicable after the making of any amendment without the consent of Trust Unitholders pursuant to this Article 11, the Trustees shall furnish written notification of the substance of such amendment to each Trust Unitholder. For greater certainty, any amendments to the Declaration of Trust made with the consent of Trust Unitholders by Special Resolution shall not require notification under this Section 11.2;

Section 14.2 – Termination with the Approval of the Trust Unitholders shall be deleted and replaced with the following:

Section 14.2 – Termination with the Approval of the Trust Unitholders; Termination Following the Final Redemption Date

Except in respect of the Final Redemption, the Trust Unitholders may vote by Special Resolution to terminate the Trust at any meeting of Trust Unitholders duly called by the Trustees for the purpose of considering termination of the Trust. Following the approval of such termination, the Trustees shall commence to wind up the affairs of the Trust. With respect to the Final Redemption, the Trust may be terminated as and when the Trustees in their sole discretion may determine following the procedures in Sections 14.8 and 14.9 hereof.

Section 14.8 – Responsibility of the Trustees after Sale and Conversion shall be deleted replaced with the following:

Section 14.8 – Responsibility of the Trustees after Sale and Conversion

Except in respect of the proceeds from the Transaction received on the Closing Date, the Trustees shall not invest the proceeds of any sale of investments or other assets or cash forming part of the Trust Assets after the date referred to in Section 14.3 except in a current account in a Canadian chartered bank and, after such sale, the sole obligation of the Trustees under this Declaration of Trust shall be to hold such proceeds or assets in trust for distribution under Section 14.6. With respect to the proceeds from the Transaction received on the Closing Date, the Trustees shall invest such proceeds in a current account, which may be non-interest bearing, in a Canadian chartered bank until the Final Redemption Date.

Section 14.9 – Procedures for Termination Following the Final Redemption Date shall be added and read as follows:

Section 14.9 – Procedures for Termination Following the Final Redemption Date

Following the Final Redemption Date and after the date on which the Trustees determine to commence to wind-up the affairs of the Trust, the Trustees shall undertake no activities except for those which, subject to their sole discretion, are for the purpose of winding-up the affairs of the Trust and, for this purpose, the Trustees shall continue to be vested with and may exercise all or any of the powers conferred upon the Trustees under this Declaration of Trust.

Section 16.15 — Authorization of Trustee shall be added and read as follows:

Section 16.15 — Authorization of Trustee

Any Trustee is authorized, without further notice to or approval of the Trust Unitholders, to approve such other amendments to this Declaration of Trust as are in his, her or its discretion necessary or desirable in order to permit the Final Redemption and as otherwise may be necessary or desirable in order to give effect to the Transaction and the Privatization Agreement.

SCHEDULE B

FORM OF INDEMNITY AGREEMENT

TO:	[Name of Trustee]

[address]

WHEREAS [Name of Trustee] (the “Indemnified Person”) is a trustee of [CanWest MediaWorks Income Fund/CWMW Trust] (the “[Fund/Trust]”) and a director of CanWest MediaWorks (Canada) Inc. (“GP”) and/or a director or officer of any of their respective subsidiaries or any subsidiary of the Limited Partnership;

AND WHEREAS the Indemnified Person has the benefit of an indemnity and the Indemnified Person and CanWest MediaWorks Limited Partnership (the “Limited Partnership”) are desirous of setting out more fully the nature thereof;

NOW THEREFORE, in consideration of the Indemnified Person acting as a trustee of the [Fund/Trust] and a director of GP and/or a director or officer of any of their respective subsidiaries or any subsidiary of the Limited Partnership and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the Limited Partnership), the Limited Partnership hereby undertakes and agrees to indemnify the Indemnified Person upon and subject to the terms of this Indemnity Agreement:

1.	Except as otherwise provided in this Agreement, to the maximum extent permitted by law, the Limited Partnership shall indemnify and hold harmless the Indemnified Person from and against any and all liabilities, obligations, losses, damages, penalties, actions, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Indemnified Person by reason of the Indemnified Person being or having been a trustee of the [Fund/Trust] and/or a director of GP and/or a director or officer of any of their respective subsidiaries or any subsidiary of the Limited Partnership, provided that the Indemnified Person acted honestly and in good faith with a view to the best interests of the [Fund/Trust] and/or the Limited Partnership and/or their respective subsidiaries, as applicable, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, where the Indemnified Person had reasonable grounds for believing that his or her conduct was lawful.

2.	Without limiting the generality of the foregoing, to the maximum extent permitted by law, the Limited Partnership shall:

(a)

indemnify and save harmless the Indemnified Person from and against all costs, charges, expenses, judgments, fines and amounts paid in settlement of an action provided that no settlement shall be effective without the Limited Partnership’s prior written consent, acting reasonably, or in satisfaction of a judgment actually incurred by the Indemnified Person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, to which the Indemnified Person is made a party or may be liable for by reason of the Indemnified Person being or having been a trustee of the [Fund/Trust] and/or a director of GP and/or a director or officer of any of their respective subsidiaries or any subsidiary of the Limited Partnership, and

(b)	undertake to seek the approval of a court, if required, to indemnify and save harmless the Indemnified Person from and against all costs, charges, expenses, judgments, fines and amounts paid in settlement of an action or in satisfaction of a judgment actually incurred by the Indemnified Person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, in respect of any action, suit or proceedings by or on behalf of the [Fund/Trust] and/or GP or any of their respective subsidiaries or any subsidiary of the Limited Partnership to procure a judgment in its favour to which the Indemnified Person is made a party or may be liable for by reason of the Indemnified Person being or having been a trustee of the [Fund/Trust] and/or a director of GP and/or a director or officer of any of their respective subsidiaries or any subsidiary of the Limited Partnership, provided that the Indemnified Person fulfils the conditions set out in Section 1.

3.	For the purposes of any determination pursuant to Sections 1 and 2 hereof, the Indemnified Person shall be deemed, subject to compelling evidence to the contrary, to have fulfilled the conditions set out in Section 1, and the Limited Partnership will have the burden of establishing that the Indemnified Person did not fulfil such conditions. The knowledge and/or actions or failure to act of any other trustee, director, officer or agent of the [Fund/Trust], GP or any of their respective subsidiaries or any subsidiary of the Limited Partnership or any other entity shall not be imputed to the Indemnified Person for the purposes of determining the right to indemnification under this Indemnity Agreement.

4.	The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of guilty or its equivalent is not, of itself, determinative that the Indemnified Person did not fulfill the conditions set out in Section 1.

5.	The Indemnified Person shall give notice in writing to the Limited Partnership as soon as practicable upon being served with any statement of claim, writ, notice of motion, indictment, subpoena, investigation order or other document commencing, threatening or continuing any claim involving the Indemnified Person which may result in a claim for indemnification under this Indemnity Agreement, and the Limited Partnership agrees to give the Indemnified Person notice in writing as soon as practicable upon it being served with any statement of claim, writ, notice of motion, indictment, subpoena, investigation order or other document commencing or continuing any claim involving the Indemnified Person. Such notice shall include a description of the claim or threatened claim, a summary of the facts giving rise to the claim or threatened claim and, if possible, an estimate of any potential liability arising under the claim or threatened claim. Failure by the Indemnified Person to so notify Limited Partnership shall not relieve the Limited Partnership from liability under this Indemnity Agreement except and only to the extent that the failure to notify materially prejudices the Limited Partnership.

6.	The Limited Partnership shall, at the request of the Indemnified Person, advance to the Indemnified Person sufficient funds, or arrange to pay on behalf of or reimburse the Indemnified Person for any costs, charges or expenses reasonably incurred by the Indemnified Person in investigating, defending, appealing, preparing for, providing evidence in or instructing and receiving the advice of the Indemnified Person’s counsel or other professional advisors in regard to any claim or other matter for which the Indemnified Person may be entitled to an indemnity or reimbursement under this Indemnity Agreement, and such amounts shall be treated as a non-interest bearing advance or loan to the Indemnified Person, pending approval of the Limited Partnership or the court (if required), to the payment thereof as an indemnity. In the event it is ultimately determined by a court of competent jurisdiction that the Indemnified Person did not fulfil the conditions set out in section 1 above, or that the Indemnified Person was not entitled to be fully so indemnified, such loan or advance, or the appropriate portion thereof shall, upon written notice of such determination being given by the Limited Partnership to the Indemnified Person detailing the basis for such determination, be repayable on demand and shall bear interest from the date of such notice at the prime rate prescribed from time to time by The Bank of Nova Scotia.

7.	The Limited Partnership hereby agrees to reimburse the Indemnified Person for all taxes payable by the Indemnified Person under the taxing laws of any jurisdiction, should the reimbursement of costs, charges and expenses under this Indemnity Agreement, including this Section 7, constitute a taxable benefit to the Indemnified Person.

8.	The Indemnification provided by this Indemnity Agreement shall not be deemed exclusive of any other rights to which the Indemnified Person may be entitled under any statute, by-law, agreement, vote of shareholders or otherwise, both as to actions in his or her official capacity and as to actions in another capacity while holding such office, and shall continue after he or she has ceased to be a trustee of the [Fund/Trust] and/or a director of GP and/or a director or officer of any of their respective subsidiaries or any subsidiary of the Limited Partnership.

9.	Any section, subsection or subdivision or provision of this Indemnity Agreement which is or becomes illegal, invalid or unenforceable shall be severed from this Indemnity Agreement and be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions thereof.

10.	The Limited Partnership hereby waives any right to set off any and all existing and future claims against any amounts payable to the Indemnified Person hereunder, and agrees to pay such amounts payable hereunder regardless of any claim which may be asserted by or on behalf of the Limited Partnership against the Indemnified Person.

11.	In connection with any proceeding in respect of which the Indemnified Person may be entitled to be indemnified hereunder, the Limited Partnership agrees to cooperate in defending the Indemnified Person against such proceeding consistent with its obligations under this Indemnity Agreement and shall be entitled to control of the defence of any civil claims for which indemnity is sought with counsel of its choosing, acting reasonably. The Indemnified Party agrees to cooperate fully in such defence including, without limitation, the provision of documents, attending examinations for discovery, making affidavits, meeting with counsel, testifying and divulging to the Limited Partnership all information reasonably requested to defend or prosecute the claims.

12.	This Indemnity Agreement and the obligations of the Limited Partnership hereunder will not be affected, discharged, impaired, mitigated or released by reason of any bankruptcy, insolvency, receivership or other similar proceeding of creditors of the Limited Partnership.

13.	This Indemnity Agreement shall be effective as of the date hereof.

14.	This Indemnity Agreement may be executed by the parties in counterparts and may be executed and delivered by facsimile or electronic mail and all such counterparts and facsimiles together shall constitute one and the same agreement.

15.	This Indemnity Agreement shall be deemed to have been made in and shall be construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and the Limited Partnership hereby unconditionally attorns to the laws of such jurisdiction and to the courts of the Province of Ontario.

16.	This Indemnity Agreement and the benefits and obligations of all covenants herein contained will be binding upon and enure to the benefit of the Limited Partnership, its successors and assigns, and the Indemnified Person, his or her heirs and personal or other legal representatives. If the Limited Partnership or any of its successors or assigns shall at any time prior to the later of: (i) six years from the date hereof; and (ii) the date on which any outstanding claims against the Indemnified Persons for which indemnification has been sought under the terms hereof have been fully and finally resolved, have net realizable assets of less than $60 million, then the Limited Partnership and CanWest MediaWorks Inc. shall make proper provision so that an entity with net realizable assets of not less than $60 million shall assume all of the obligations of the Limited Partnership set forth in this Indemnity Agreement and for greater certainty, the foregoing obligation shall terminate on the last day of the foregoing period.

17.	The obligations under this Indemnity Agreement shall be binding upon the Limited Partnership and recourse may be had to the partnership property of the Limited Partnership but not personally binding upon any of the directors, officers, limited partners, employees or agents of the Limited Partnership and no resort shall be had to nor redress, recourse or satisfaction sought from the private property of any such parties.

18.	This agreement shall be effective when executed by both the Limited Partnership and the Indemnified Person.

19.	Any notice, consent or approval required or permitted to be given in connection with this Indemnity Agreement (in this Section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile or e-mail:

(a)	if to the Limited Partnership:

1450 Don Mills Road

Toronto, ON M3B 2X7

Attention: Fax number:	President and Chief Executive Officer (416) 446-5423

(b)	if to Indemnified Person:

Attention:

Fax number:

Any Notice delivered or transmitted to a party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a business day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time in the place of receipt or if such day is not a business day in the place of receipt then the Notice shall be deemed to have been given and received on the next business day in the place of receipt.

Any party may, from time to time, change its address by giving Notice to the other parties in accordance with the provisions of this Section 19.

DATED this      day of             , 2007.

CANWEST MEDIAWORKS LIMITED PARTNERSHIP, by its general partner, CANWEST MEDIAWORKS (CANADA) INC.

By:
Name:
Title:

By:
Name:
Title:

CANWEST MEDIAWORKS INC.

By:
Name:
Title:

By:
Name:
Title:

INDEMNIFIED PERSON

By:
Name:
Title: